Exhibit 17

PROXY TABULATOR
P.O. BOX 9112
FARMINGDALE, NY 11735
3 EASY WAYS TO SUBMIT YOUR VOTING INSTRUCTION CARD
BY PHONE: Call toll-free 1-888-221-0697 and follow the recorded instructions.
ON THE INTERNET: Log on to Proxyweb.com and follow the on-line directions.
BY MAIL: Check the appropriate boxes on the reverse side of the Voting Instruction Card, sign and date the Voting Instruction Card and return in the envelope provided.

If you vote via phone or Internet, you do not need to return your Voting Instruction Card.

PANORAMA SERIES FUND, INC.
999 999 999 999 9	TOTAL RETURN PORTFOLIO
PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 20, 2012
FUND/INSURANCE COMPANY NAME PRINTS HERE
FUND/INSURANCE COMPANY NAME PRINTS HERE

The undersigned hereby appoints the above-referenced Insurance Company and hereby authorizes them to represent and to vote, as designated on reverse, at the Special Meeting of Shareholders and at any adjournment(s) or postponement(s) thereof, all shares of the Total Return Portfolio series of Panorama Series Fund, Inc. (“Panorama Total Return”) attributable to his or her contract or interest therein as directed on the reverse side of this Card. IF THIS VOTING INSTRUCTION CARD IS SIGNED AND RETURNED WITH NO CHOICES INDICATED, THE SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE PROPOSAL. If you fail to return this Voting Instruction Card or if it is returned unsigned, the Company will vote all shares attributable to your account value in proportion to all voting instructions for Panorama Total Return actually received from policy/contract owners in the Separate Account.

Please vote, date and sign this card and
return it promptly in the enclosed envelope.
Date _______________________

Signature(s) (if held jointly)              (Sign in the Box)
INSTRUCTION CARD. All joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, please sign in the partnership name

.

OPP TOTAL RETURN VIC

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Special Meeting and Proxy Statement are available at www.proxyweb.com.

Please fill in box(es) as shown using black or blue ink or number 2 pencil. Example:  X
PLEASE DO NOT USE FINE POINT PENS.

Your vote is important, no matter how many shares you own. The matter submitted for your consideration is significant to Panorama Total Return and to you as a shareholder. Please take the time to read the proxy statement and cast your vote.

THIS PROXY IS SOLICITED ON BEHALF OF PANORAMA TOTAL RETURN’S BOARD OF DIRECTORS, AND THE PROPOSAL BELOW HAS BEEN PROPOSED BY THE BOARD OF DIRECTORS.

PROPOSAL:	FOR	AGAINST	ABSTAIN
1.
To approve an Agreement and Plan of Reorganization between Panorama Total Return and Oppenheimer Balanced Fund/VA (“Balanced Fund/VA”), a series of Oppenheimer Variable Account Funds, and the transactions contemplated thereby, including: (a) the transfer of substantially all the assets of Panorama Total Return to Balanced Fund/VA in exchange for Non-Service shares of Balanced Fund/VA; (b) the distribution of Non-Service shares of Balanced Fund/VA to shareholders of Panorama Total Return in complete liquidation of Panorama Total Return; and (c) the cancellation of the outstanding shares of Panorama Total Return.
				0	0	0

PLEASE SIGN AND DATE ON THE REVERSE SIDE

OPP TOTAL RETURN VIC